EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is effective as of the 11th day of October 2022 ("Effective Date"), by and between Capital Bank, N.A. (the "Bank") and Steven Poynot ("Executive").

WHEREAS, the Bank wishes to employ the Executive as the Chief Operating Officer (“COO”) of the Bank pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Executive wishes to be employed as the Bank's COO pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Bank and Executive hereby agree as follows:

1.POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, the Executive agrees to serve as the Bank's COO and shall report to the Bank's Chief Executive Officer ("CEO"). As COO, the Executive shall be responsible for all of the Commercial Banking operations of the Bank, including lending, deposit gathering, sales and operational activities as established by the CEO. Initially, such activities shall include commercial loans, deposit products, consumer loans (other than the mortgage banking and credit card divisions), credit/loan/deposit/branch operations, and commercial product management. Most employees and officers of the Commercial Bank (not including support services such as finance, HR, IT, marketing, and Risk/Compliance) shall be accountable to the Executive. In addition, the Executive will perform other duties delegated to him from time to time by the CEO or the Board.

2.TERMS AND DUTIES

a.The period of the Executive's employment under this Agreement shall begin as of the Effective Date and shall continue until December 31, 2025 (the “Initial Term”), subject to renewal unless sooner terminated as provided for below. After the Initial Term, this Agreement shall automatically renew for successive one-year terms (collectively with the Initial Term, the “Term”) unless written notice of non-renewal (“Non-Renewal Notice”) is provided by any party at least six (6) months in advance of the end of the Term. Subject to Section 6, the Executive may terminate his employment under this Agreement, with or without Good Reason, and the Company or the Bank may terminate the employment of the Executive, with or without cause.

b.During the period of his employment hereunder, except for periods of absence occasioned by illness and reasonable vacation periods, the Executive shall, on a full-time basis faithfully perform his duties hereunder including activities and services related to the organization, operation, and management of the Bank.

3.COMPENSATION AND REIMBURSEMENTS

a.Base Salary. In consideration of the services to be rendered by the Executive hereunder, the Bank shall pay the Executive as compensation an annual base salary ("Base Salary") of $350,000.00. All Base Salary shall be pro-rated to the extent that the Executive works partial calendar years during the term of the Agreement. Such Base Salary shall be payable semi-monthly. During the period of this Agreement, the Executive's Base Salary shall be reviewed at least annually. Such review shall be conducted by the Compensation Committee, and the Committee may increase, in its sole discretion, but not decrease, Executive's Base Salary (any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement).

b.Bonus and Incentive Compensation. The Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate. Specifically, the Executive shall have an annual incentive opportunity to earn up to an additional 30% at target (and up to 45% for overachieving targets) of his current year's Base Salary as incentive compensation, based on annual performance targets specified by the CEO and the Board, which shall be determined by the CEO and the Board in consultation with the Executive on or before the last day of March each year, with respect to the then current calendar year. Any amounts earned shall be paid in cash in accordance with applicable regulatory requirements and guidelines regarding risk management and incentive compensation, and paid out no later than 2 ½ months after the end of the year for which it was earned. The terms and conditions of each annual incentive opportunity shall be set forth in writing and shall specify the time and form of payment and such other terms that may be required with respect to any deferred compensation that is subject to Section 409A of the Internal Revenue Code of 1986, as amended ("Code"). In addition, the Executive will begin to participate in the Bank’s Non-Qualified Deferred Compensation Plan beginning in 2023, subject to all terms outlined in the plan document.

c.Stock Options and Restricted Stock. Executive shall be issued 2,000 stock options for Capital Bancorp, Inc. stock (CBNK) on his first day of employment. Additionally, Executive shall be issued 2,000 Restricted Stock Units on his first day of employment. The grant price for both Stock Options and Restricted Stock Units shall be determined by the stock’s fair market value at the close of business on the last trading day prior to grant. Future Stock Options shall be granted to the Executive at the discretion of the Compensation Committee. All Stock Option Grants or Restricted Stock awards shall be evidenced by a separate grant agreement which shall be consistent with the terms and conditions of the Company’s stock plan.

d.Benefit Plans. The Executive will be entitled to participate in or receive benefits under any employee benefit plans made available by the Bank to its senior executives including but not limited to, retirement plans, supplemental retirement plans, medical, disability, life insurance plans, Paid-Time Off, Holidays and any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives.

e.Reimbursable Expenses. The Bank shall also pay or reimburse the Executive for all reasonable travel and other reasonable expenses incurred by the Executive in performing his obligations under this Agreement, including reasonable entertainment, pursuant to policies and procedures determined by the Board from time to time. The Executive will receive a monthly automobile allowance of $500.00, less applicable taxes.

f. Clawback Provisions. Executive agrees that any incentive compensation that Executive receives from the Bank pursuant to this Agreement or any other agreement or arrangement with the Bank may be subject to clawback to the extent consistent with industry best practices, or as required under any law, government regulation or stock exchange listing regulation.

4.OUTSIDE ACTIVITIES
The Executive may only serve as a member of the board of directors of business, community and charitable organizations with the express approval of the CEO provided that in each case such service shall not interfere with the performance of his duties under this Agreement or present any conflict of interest.

5.WORKING FACILITIES

The Executive's principal place of employment shall be the Bank's principal executive offices. The Bank shall provide Executive, at his principal place of employment, with a private office and support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement.

6.PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

a.The provisions of this Section 6 shall apply upon the occurrence of an Event of Termination (as herein defined) during Executive's term of employment under this Agreement. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following:

i.the involuntary termination by the Bank of Executive's full-time employment hereunder for any reason other than (A) Disability (as defined in Section 7) or death; or (B) termination for Cause (as defined in Section 8 below) or (C) due to regulatory requirements, provided that such termination of employment constitutes a "Separation from Service" as defined in Section 6(e); or

ii.the Executive's voluntary resignation from the Bank's employ for "Good Reason," which means resignation upon any of the following without the Executive's consent:

A.    failure of the Board to elect or reelect or to appoint or reappoint the Executive as COO or removal of the Executive from him position as COO, except if such removal is due to regulatory requirements,

B.    material reduction in the Executive's salary, compensation, or benefits from that described in Section 3, above, except if such change is due to regulatory requirements,

C.    a relocation of the Executive's principal place of employment to a geographic area that is more than 50 miles from the Bank's headquarters on the Effective Date, or

D.    liquidation or dissolution of the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive, or

E.    material breach of this Agreement by the Bank, following thirty days’ notice and opportunity to cure, except if such breach is due to regulatory requirements.

Upon the occurrence of any event described in clauses (ii) (A) through (E), above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon thirty (30) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect. The Bank shall have thirty (30) days to cure the conditions giving rise to the Event of Termination, provided that the Bank may elect to waive such thirty (30) day period. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, the Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of him rights solely under this Agreement and this Section by virtue of the fact that Executive has submitted him resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A) through (E) above, provided, however, that the Executive must actually terminate employment no later than one hundred and eighty (180) days after the initial event giving rise to the right to elect to resign for Good Reason as described in this section.

b.Upon the occurrence of an Event of Termination, starting on the Date of Termination, as defined in Section 9(c), the Bank shall pay the Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay an amount equal to 18 months of continued Base Salary, to be paid semi-monthly. Any earned but unpaid incentive compensation for a prior completed calendar year shall be paid to the Executive in a lump sum no later than 2 ½ months after the end of the calendar year in which it was earned. Unless the Board determines otherwise, no pro-rated incentive compensation shall be paid with respect to the year in which the Event of Termination occurs and no acceleration of vesting of outstanding compensatory equity awards shall be provided, except that (i) if the Date of Termination is six months or more into a calendar year, the Executive shall also be paid a prorated bonus for that portion of the calendar year he worked until the Date of Termination of the bonus he would have received as part of senior management if bonuses are paid to senior management for that year, provided, however, that no pro-rated bonus shall be paid if the Event of Termination is due to death, disability voluntary termination of employment without Good Reason, termination for Cause, or termination due to regulatory requirements; and provided further that the Board, in good faith, shall determine the amount of such pro-rated bonus (if any).

c.Upon the occurrence of an Event of Termination, the Bank will, at its sole expense, cause to be continued under the Bank's group coverages (or under appropriate substitute individual coverages), life and medical coverage substantially identical to the coverage maintained by the Bank for the Executive prior to his termination. Such coverage or payment shall continue for 18 months from the Date of Termination.

d.The payment of all amounts and benefits under this Section 6 is contingent upon (i) the Executive's timely execution of (and non-revocation of) a release of all claims in a form provided by the Bank and (ii) the Executive's continued observance of all post-termination obligations described in Section

e.Section 409A Compliance:

i    To the extent that any payment or benefit under this Agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), it is intended that this Agreement as applied to that payment or benefit comply in all respects with the requirements of Code Section 409A, and that the Agreement shall be administered and interpreted consistent with that intent. The Company, the Bank and the Executive agree to work together in good faith to limit or avoid any taxes, penalties or excise taxes applicable to payment and benefits under this Agreement in compliance with Section 409A; however, the Company and the Bank shall have no liability to the Executive, or his successor or beneficiary, in the event that taxes, penalties or excise taxes are ultimately determined to be applicable to any payment or benefit received by the Executive nor for reporting in good faith any payment of benefit as subject to Code Section 409A.

ii    Notwithstanding any provision to the contrary in this Agreement, no amount will be payable pursuant to this Agreement in connection with the termination of the Executive termination of employment unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and, for purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” of a “publicly traded” company for purposes of Section 409A(a)(2)(B)(i) of the Code, if Separation Pay or any other payments or benefits or any portion thereof must be delayed to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s Separation Pay or other applicable payments or benefits will be delayed until the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company and the Bank under Code Section 409A, or (ii) the date of the Executive’s death; at which time all payments delayed pursuant to this sentence will be paid in a lump sum to the Executive, and any remaining payments due under this Agreement will be paid as otherwise provided herein.

7.TERMINATION UPON DISABILITY OR DEATH

a.Termination of Executive's employment based on "Disability" shall be construed to comply with Code Section 409A and shall be deemed to have occurred if: (i) Executive is entitled to receive long-term disability benefits under the Bank’s long-term disability plan; (ii) the Executive’s inability, due to physical or mental incapacity to substantially perform him essential duties and responsibilities under this Agreement for ninety (90) days out of any three hundred sixty-five (365) period; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. In the event of the Executive's Disability during the term of the Agreement, the Executive shall be paid the Executive's earned but unpaid Base Salary through the date of the Executive's Disability.

b.In the event of the Executive's death during the term of the Agreement, him estate shall be paid the Executive's earned but unpaid Base Salary through the date of the Executive's death.

8.TERMINATION FOR CAUSE

In the event that employment hereunder is terminated by the Bank for Cause, the Executive shall not be entitled to receive compensation or other benefits for any period after such termination, except as provided by law. "Cause" means that there has been a good faith determination by the Board that one or more of the following events with respect to the Executive has occurred:
i    the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude;
ii    the willful commission by the Executive of a criminal or other act that, in the judgment of the Board will likely cause substantial economic damage to the Bank or substantial injury to the business reputation of the Bank;
iii    the commission by the Executive of an act of fraud in the performance of him duties on behalf of the Bank;
iv    any material breach by the Executive of any material term of this Agreement;
v    the Executive’s arrest for any crime involving fraud, embezzlement, theft or dishonesty that in the sole opinion of a majority of the Board of Directors of the Bank excluding the Executive has caused a material negative impact on the reputation of the Bank or prevents the Executive from performing him duties;
vi    continued incompetence or the any willful failure by the Executive to follow a reasonable and lawful directive of the Board of Directors, other than any such failure resulting from the Executive's incapacity due to physical or mental illness after written notice of the claimed deficiency and a failure to cure the condition within thirty (30) days following notice;
vii    a finding by the Bank, after an independent investigation, that the Executive engaged in unlawful discriminatory or harassing behavior toward Bank employees;
viii    the Executive’s knowing and willful unauthorized disclosure of Confidential Information; or
ix    an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive's employment by the Bank or requiring the removal of the Executive or a reduction in the Executive's duties or title.

Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board other than the Executive at a meeting of the Board called and held for the purpose (after at least seven calendar days’ notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board the Executive Cause exists to terminate the Agreement.. Upon a finding of Cause, the Board shall deliver to the Executive a Notice of Termination, as more fully described in Section 9 below.

9.NOTICE

a.All notices required to be given under the terms of this Agreement or which either of the parties desires to give hereunder shall be in writing and delivered personally or sent by certified mail, return receipt requested, addressed as follows:

i    if to the Bank, addressed to:
Capital Bank
Executive Offices
2275 Research Blvd. 6th Floor
Rockville, MD 20850
Attention: Edward Barry, CEO
ii     if to the Executive, addressed to:
ADDRESS

or at such other address as may be provided by Bank or Executive by notice from one to another in writing from time to time.

b.    Any purported termination by the Bank or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

c.    "Date of Termination" shall mean:
i    if the Executive’s employment terminated on account of the Executive’s death, the date of the Executive’s death;
ii    if the Executive's employment is terminated for Disability, the date that it is determined that the Executive has a Disability;
iii    if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, except in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given);
iv    in the event of termination for Cause, termination shall be immediate upon the date of the Notice of Termination.

10.    PAYMENTS RELATED TO A CHANGE IN CONTROL

a. In the event that the aggregate payments or benefits to be made or afforded to the Executive in the event of a Change in Control would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, then (i) such payments or benefits shall be payable or provided to the Executive over the minimum period necessary to reduce the present value of such payments or benefits to an amount which is one dollar ($1.00) less than three times the Executive’s “base amount” under Code Section 280G or (ii) the payments or benefits to be provided under this Agreement shall be reduced to the extent necessary to avoid treatment as an excess parachute payment.

b. The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for Executive’s services to the Company and the Bank and shall not constitute “excess parachute payments” within the meaning of Code Section 280G. If the Company’s independent accounting firm or independent tax counsel appointed by the Company (“Tax Counsel”) determine that any or the aggregate value (as determined pursuant to Code Section 280G) of all payments, distributions, accelerations of vesting, awards and provisions of benefits by the Company and the Bank to or for the benefit of the Executive (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise), (a “Payment”) would constitute an excess parachute payment and be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive as a result of such reduction will exceed the net after-tax benefit that would have been received by the Executive if no such reduction were made. The Payment shall be reduced by the Company or the Bank pursuant to the foregoing sentence in a manner that Tax Counsel determines maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A, and where Tax Counsel determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to the Executive and the Executive shall be responsible for payment of any Excise Taxes relating to the Payment.

c. All calculations and determinations under this Section 10 shall be made by Tax Counsel whose determinations shall be conclusive and binding on the Company, the Bank and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 10, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Code Section 280G and Code Section 4999. The Company, the Bank and the Executive shall furnish Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section 10. The Company shall bear all costs Tax

Counsel may reasonably incur in connection with its services. In connection with making determinations under this Section, Tax Counsel shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including without limitation, the Executive’s agreement to refrain from performing services pursuant to a covenant not to compete or similar covenant, and the Company and the Bank shall cooperate in good faith in connection with any such valuations and reasonable compensation positions.

d. “Change of Control” shall mean a change in control of a nature that: (i) results in a Change in Control of the Company within the meaning of the Bank Holding Company Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the "BHCA") as in effect at the time of the Change in Control; or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Bank's stockholders was approved by the same Nominating Committee serving under an incumbent Board, shall be, for purposes of this clause (b), considered as though they were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction in which the Company is not the surviving institution occurs or is implemented.

11.    POST-TERMINATION OBLIGATIONS

a.    All payments and benefits to the Executive under this Agreement shall be subject to the Executive's compliance with this Section during the term of this Agreement and for 18 months after the expiration or termination hereof.

b.    The Executive hereby covenants and agrees that, for a period of 18 months following his termination of employment with the Bank he shall not, without the written consent of the Bank, either directly or indirectly:

i    solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or any of their respective subsidiaries or affiliates to terminate their employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever;

ii    become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, or any mortgage or loan broker, where such entity is competing with the Bank and has its main office, or the office from which Executive would be based would be, within 75 miles of Rockville, Maryland and such entity has total assets under $15 billion; or

iii    solicit, provide any information, advice or recommendation, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

c.    The parties intend that the restrictive covenants set forth in this Section 11 be enforceable against Executive regardless of the reason his employment with the Bank terminates. The existence of any claim or cause of action by Executive against the Bank shall not constitute a defense to the enforcement by Bank of the restrictive covenants set forth in this Section 11.

d.    Executive agrees that the restrictions and covenants in this Section 11 are reasonably necessary to protect the legitimate interests of the Bank, are reasonable with respect to the time and geographic boundaries and do not interfere with the interests of the public. Executive further agrees that the consideration set forth in this Agreement is fair and adequate to support Executive’s obligations and the Bank’s rights.

e.    The Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

f.    The Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. During the term of this Agreement and for 18 months after the expiration or termination hereof, the Executive will not, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal or state banking agency with jurisdiction over the Bank or the Executive). Notwithstanding the foregoing, the Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and the Executive may disclose any information regarding the Bank which is otherwise publicly available. ln the event of a breach or threatened breach by the Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining the Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened lo be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

g.    The parties agree that in the event of a breach by Executive of any of the provisions in this Section 11, that monetary damages alone will not adequately compensate the Bank for its losses and that the Bank shall be entitled to any and all legal or equitable relief available to it, specifically including injunctive relief and Executive shall be liable for all damages, including actual and consequential damages, costs and expenses and legal costs and actual attorney’s fees incurred by the Bank as a result of taking action to enforce the provisions in this Section 11.

12. CONFIDENTIAL INFORMATION

a.Confidentiality Obligation. The Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Bank) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Bank. The Executive understands and acknowledges that his obligations under this Agreement shall continue during and after his employment by the Bank until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf. This provision does not apply to Confidential Information which Executive is required to disclose pursuant to an order of a court of competent jurisdiction; provided that prior to making such disclosure, Executive provides a copy of such order and the proposed disclosure to the Bank and allows the Bank a reasonable opportunity to comment on the proposed disclosure.

b.“Confidential Information” Defined. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to business processes, practices, methods, plans, research, operations, service , strategies, agreements, terms of agreements, potential transactions, negotiations, trade secrets, computer programs, computer software, applications, operating systems, software design, sources of material, supplier information, vendor information, financial information, accounting records, legal information, marketing information, advertising information, pricing information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, sales information, revenue, costs, formulae, customer information, and customer lists. The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

13. NON-DISPARAGEMENT

Executive agrees that he will not at any time following the termination of his employment with the Bank, make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Bank, any of its affiliates, or any of its employees, officers, and existing and prospective clients. Nothing in this Section 13 shall preclude the Executive from reporting information to, or participating in, any investigation or proceeding conducted by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, or any federal, state or local governmental agency.

14. REQUIRED REGULATORY PROVISIONS

Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section l 828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

15. BINDING EFFECT

This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Bank and their respective successors and assigns. The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

16. ENTIRE AGREEMENT MODIFICATION AND WAIVER

a.This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

b. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

17. SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18. HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19. GOVERNING LAW

This Agreement shall be governed by the laws of the State of Maryland but only to the extent not superseded by federal law.

20. ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, one of whom shall be selected by the Bank, one of whom shall be selected by the Executive and the third of whom shall be selected by the other two arbitrators. The panel shall sit in a location within fifty (50) miles from the location of the main office of the Bank, in accordance with the rules of the Judicial Mediation and Arbitration Systems (JAMS) then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

21.    PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by the prevailing party pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the nonprevailing party no later than two and one-half months after the end of the year in which such dispute is resolved in the prevailing party's favor.

22.    INDEMNIFICATION

During the term of this Agreement, the Bank shall provide the Executive with coverage under a standard directors and officers liability insurance policy at its expense, and shall indemnify the Executive to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any third party action, suit or proceeding or threatened action or suit in which he may be involved by reason of him having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorney’s fees and the cost or reasonable settlements (such settlements must be approved by the Board), excluding any claims or proceedings related to any contest or dispute between Executive and the Bank or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder. If such action, suit or proceeding is brought against the Executive in his capacity as an officer or director of the Bank, however, such indemnification shall not extend to matters as to which the Executive is finally adjudged to be liable for gross negligence or willful misconduct in the performance of his duties.

[Signature Page Follows]

SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, on the day and date first above written.

CAPITAL BANK

October 5, 2022                     By: /s/ Edward F. Barry
Date                                Edward F. Barry, CEO

EXECUTIVE

October 5, 2022                     By: /s/ Steven M. Poynot
Date                                Steven M. Poynot, COO